UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 13, 2009

AMERICAN PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-08137 (Commission File Number)	59-6490478 (IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada (Address of principal executive offices)	89169 (Zip Code)
Registrant’s telephone number, including area code: (702) 735-2200

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
(a) On January 13, 2009, the Board of Directors of American Pacific Corporation (the “Company”) approved amendments to the Company’s Standards of Business Conduct. A copy of the Company’s amended Standards of Business Conduct is attached hereto as Exhibit 14.1 and is also available on the Company’s website at www.apfc.com on the “Corporate Governance” page within the “Investors” section.
     The Standards of Business Conduct were amended to: (i) broaden the time frame allowed for consultants to be made aware of the Company’s commitment to the Standards of Business Conduct; (ii) clarify the obligations of supervisors with respect to employees’ knowledge and understanding of and compliance with the Standards of Business Conduct; (iii) expressly state that all directors and employees shall comply with all insider trading laws and regulations; (iv) clarify the authority of the Board of Directors and the Audit Committee to interpret the Standards of Business Conduct; (v) clarify that the Standards of Business Conduct apply to the Company’s interactions not only with the United States government but also with any other domestic or foreign government body; (vi) clarify that, without approval, certain competitive activities and the use of certain Company resources for non-Company purposes are prohibited by the Standards of Business Conduct; (vii) clarify that intentional failure or refusal by employees or directors to comply with the Company’s Conflicts of Interest policy shall result in immediate dismissal of such employees and all appropriate legal proceedings against such employees and directors; (viii) clarify the role of the Audit Committee to receive disclosures of violations of the Standards of Business Conduct and to supervise others who have the principal responsibility to direct and administer inquiries into reports of violations of the Standards of Business Conduct; and (ix) make additional technical, administrative and other non-substantive revisions to the Standards of Business Conduct.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
14.1	Standards of Business Conduct, as amended on January 13, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Pacific Corporation
Date: January 16, 2009	By:	/s/ JOHN R. GIBSON
John R. Gibson
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

14.1	Standards of Business Conduct, as amended on January 13, 2009.